UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 15, 2015

SFX Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

902 Broadway, 15th Floor
New York, New York	10010
(Address of principal executive offices)	(Zip Code)

(646) 561-6400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                                           Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 15, 2015, SFX Entertainment, Inc., a Delaware corporation (the “Company”), received a written notification (the “Notice”) from The Nasdaq Stock Market (“NASDAQ”) stating that the Company is not in compliance with NASDAQ Listing Rule 5450(a)(1), because for the last 30 consecutive business days the closing bid price of the Company’s common stock was below the $1.00 per share minimum required for listing. The Notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Select Market.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has an initial period of 180 calendar days, or until April 12, 2016, to regain compliance with the minimum closing bid price requirement. The Company will regain compliance if the closing bid price of its common stock is $1.00 per share or higher for a minimum period of ten consecutive business days during this compliance period, as confirmed by written notification from NASDAQ.

If the Company does not regain compliance by April 12, 2016, the Company may be afforded a second 180 calendar day grace period. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement. In addition, the Company would be required to provide written notice of its intention to cure the minimum bid price deficiency by effecting a reverse stock split, if necessary. If NASDAQ staff concludes that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, NASDAQ will notify the Company that its securities will be subject to delisting.  In the event of such notification, the Company would have the right to appeal the determination to delist its securities.

The Company intends to actively monitor the bid price for its common stock between now and April 12, 2016, and will consider all available options to regain compliance with the minimum bid price requirement. The Company’s shares have closed at over $1.00 for two consecutive business days following the receipt of the Notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: October 16, 2015	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer and Director